CONSENT

We hereby consent to the reference to us under the captions “Description of the Securities —Debt Securities — Canadian Taxes on Debt Securities” and “Validity of the Securities” in the Prospectus constituting Part I of Amendment No. 1 to the Registration Statement No. 333-200812 of Québec with which this consent is filed. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ Stikeman Elliott LLP
STIKEMAN ELLIOTT LLP

January 20, 2015